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                                                                    EXHIBIT 5.2


INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TX  75242

March 29, 1995

SANTA FE ENERGY RESOURCES INC
C/O MICHAEL D. STUART
4200 TEXAS COMMERCE TOWER
HOUSTON, TX  77002


Employer Identification Number:
       36-2722169
File Folder Number:
       760016762
Person to Contact:
       JILL RUTHERFORD
Contact Telephone Number:
       (214) 767-6023
Plan Name:
       SANTA FE ENERGY RESOURCES SAVINGS INVESTMENT PLAN
Plan Number:  004



Dear Applicant:

        We have made a favorable determination on your plan identified above based on the information supplied. Please keep this letter in your permanent records.

        Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

        The enclosed document explains the significance of this favorable termination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This determination expresses an opinion on whether the amendment(s), in and of itself, affects the continued qualified status of the plan under Code section 401 and the exempt status of the related trust under section 501(a).
It is not an opinion on the qualification of the plan as a whole and the exempt status of the related trust as a whole.

        This determination letter is applicable for the amendment(s) adopted on NOVEMBER 10, 1994.

        This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

        This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

        This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.


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SANTA FE ENERGY RESOURCES, INC


        This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

        This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act. Pub. L. 103-465.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.


                                             Sincerely yours,


                                             /s/ Bobby E. Scott
                                             Bobby E. Scott
District Director
Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans